Exhibit 99.1

   Gexa Energy Announces Joint Marketing Agreement with Continental Airlines

    HOUSTON--(BUSINESS WIRE)--March 10, 2004--

 Customers Can Save Money And Earn Continental Airlines OnePass Miles
             On Their Electricity Service From Gexa Energy

    Gexa Corp. (OTCBB:GEXC), one of the fastest growing retail electricity providers in Texas, reported today that it has entered into a joint marketing agreement with Continental Airlines Inc. (NYSE:CAL). Beginning March 10, 2004, Continental Airlines and Gexa Energy will market Gexa's services to all Continental Airlines OnePass members and Continental employees, enabling them to save money on their electricity bills and to earn OnePass miles. In addition to this residential offering, Gexa anticipates rolling the same program out to small commercial customers in the near future.
    The Gexa Energy OnePass Program will save customers 15% off their high summer electric bills while earning two (2) OnePass miles for every one dollar ($1.00) paid on electricity each month. All customers will earn 2,000 OnePass bonus miles just for signing up for the program and another 1,000 bonus miles for electing the Auto Pay Option. As compared to service by an incumbent electricity provider, the only differences with the Gexa Energy OnePass Program are lower electricity bills and the receipt of OnePass miles, as customers will retain the same electricity, the same reliability and the same energy delivery company, depending on the region of Texas, either CenterPoint Energy, Oncor Energy, AEP or Texas New Mexico Power.
    Neil Leibman, CEO of Gexa Corp, "In our desire to offer our customers the best retail electricity experience, we are excited to team up with Continental Airlines and their industry leading frequent flyer program, OnePass, to offer even more than just savings -- now OnePass Members can save money on their electricity bills and earn OnePass miles on a basic necessity."
    About Gexa Energy: Gexa Energy is a Texas-based retail electric provider which entered the market as deregulation began on Jan. 1, 2002. The Company offers residential and all size commercial customers in the Texas restructured retail energy market competitive prices, pricing choices, and improved customer friendly service. To sign up for the Gexa Energy OnePass Program visit www.gexaenergy.com/onepass or call 1-866-310-GEXA(4392).
    About Continental Airlines: Continental Airlines is the world's seventh-largest airline with more than 2,800 daily departures throughout the Americas, Europe and Asia. Continental serves 148 domestic and 108 international destinations -- more than any other airline in the world -- and nearly 200 additional points are served via codeshare partner airlines. With 42,000 mainline employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. FORTUNE ranks Continental one of the 100 Best Companies to Work For in America, an honor it has earned for six consecutive years. FORTUNE also ranks Continental as the top airline in its Most Admired Global Companies in 2004. For more company information, visit continental.com.

    Forward-Looking Statements:

    Certain statements in this news release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

    CONTACT: Gexa Energy, Houston
             Neil Leibman, 713-961-9399
             investors@gexaenergy.com
             www.gexaenergy.com